Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of HeartBeam Inc. on Amendment No. 1 to Form S-1 (File No. 333-269717) of our report dated March 16, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of HeartBeam Inc. as of and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of HeartBeam, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

East Hanover, NJ

April 10, 2023